SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.            )*
ARCA biopharma, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
00211Y 10 0
(CUSIP Number)
January 27, 2009
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	00211Y 10 0	13G	Page	2	of	13 Pages

1	NAMES OF REPORTING PERSONS Boulder Ventures IV (Annex), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1)  This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

CUSIP No.	00211Y 10 0	13G	Page	3	of	13 Pages

1	NAMES OF REPORTING PERSONS Boulder Ventures IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

CUSIP No.	00211Y 10 0	13G	Page	4	of	13 Pages

1	NAMES OF REPORTING PERSONS BV Partners IV, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

CUSIP No.	00211Y 10 0	13G	Page	5	of	13 Pages

1	NAMES OF REPORTING PERSONS Josh E. Fidler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

CUSIP No.	00211Y 10 0	13G	Page	6	of	13 Pages

1	NAMES OF REPORTING PERSONS Andrew E. Jones

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

CUSIP No.	00211Y 10 0	13G	Page	7	of	13 Pages

1	NAMES OF REPORTING PERSONS Kyle Lefkoff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

CUSIP No.	00211Y 10 0	13G	Page	8	of	13 Pages

1	NAMES OF REPORTING PERSONS Lawrence M. Macks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

CUSIP No.	00211Y 10 0	13G	Page	9	of	13 Pages

1	NAMES OF REPORTING PERSONS Peter Roshko

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		803,666 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

803,666 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

803,666 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by Boulder Ventures IV (Annex), L.P. (“BV IV Annex”), Boulder Ventures IV, L.P. (“BV IV LP”), BV Partners IV, L.L.C. (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”) (collectively, the “Fund Entities”). The Fund Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.
(3) This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

Introductory Note: This Statement on Schedule 13G is filed on behalf of Boulder Ventures IV (Annex), L.P., a Delaware limited partnership (“BV IV Annex), Boulder Ventures IV, L.P., a Delaware limited partnership (“BV IV LP”), BV Partners IV, L.L.C., a Delaware limited liability company (“BV IV LLC”), Josh E. Fidler (“Fidler”), Andrew E. Jones (“Jones”), Kyle Lefkoff (“Lefkoff”), Lawrence M. Macks (“Macks”) and Peter Roshko (“Roshko”), in respect of shares of Common Stock of ARCA biopharma, Inc.
Item 1

Item 1(a).	Name of Issuer: ARCA biopharma, Inc. (ABIO)

Item 1(b).	Address of Issuer’s Principal Executive Offices: 8001 Arista Place, Suite 200 Broomfield Co 80021

Item 2(a).	Name of Person(s) Filing:

Boulder Ventures IV (Annex), L.P. (“BV IV Annex”)
Boulder Ventures IV, L.P. (“BV IV LP”)
BV Partners IV, L.L.C. (“BV IV LLC”)
Josh E. Fidler (“Fidler”)
Andrew E. Jones (“Jones”)
Kyle Lefkoff (“Lefkoff”)
Lawrence M. Macks (“Macks”)
Peter Roshko (“Roshko”)

Item 2(b).	Address of Principal Business Office or, if none, Residence: 1900 Ninth Street, Suite 200 Boulder, CO 80302

Item 2(c).	Citizenship:

Entities:	BV IV Annex BV IV LP BV IV LLC	— — —	Delaware Delaware Delaware

Individuals:	Fidler Jones Lefkoff Macks Roshko	— — — — —	United States of America United States of America United States of America United States of America United States of America

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 00211Y 10 0

Item 3.	Not applicable.

Page 10 of 13 Pages

Item 4.	Ownership
The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009:

	Shares	Sole	Shared		Sole	Shared
	Held	Voting	Voting		Dispositive	Dispositive		Beneficial		Percentage
Fund Entities	Directly	Power	Power		Power	Power		Ownership		of Class (1)
Boulder IV Annex	752,762 (2)	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

BV IV LP	49,904 (2)	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

BV IV LLC (3)	0	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

Fidler (3)	0	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

Jones (3)	0	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

Lefkoff (3)	0	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

Lawrence (3)	0	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

Roshko (3)	0	0	803,666	(2)	0	803,666	(2)	803,666	(2)	10.6%

(1)	This percentage is calculated based upon 7,556,786 shares of the Issuer’s common stock outstanding as of February 4, 2009.

(2)	Includes 725,111 shares of Common Stock and currently exercisable warrants to purchase 28,651 shares of Common Stock held by BV IV Annex and 48,007 shares of Common Stock and currently exercisable warrants to purchase 1,897 shares of Common Stock held by BV IV LP. BV IV LLC serves as the general partner of BV IV Annex and BV IV LP, and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Macks and Roshko are Managing Members of BV IV LLC and share voting and dispositive power over the shares held by BV IV Annex and BV IV LP. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of January 27, 2009.

(3)	BV IV LLC serves as the general partner of BV IV Annex and BV IV LP and owns no securities of the Issuer directly. Fidler, Jones, Lefkoff, Lawrence and Roshko serve as Managing Members of BV IV LLC. Each of Fidler, Jones, Lefkoff, Lawrence and Roshko owns no securities of the Issuer directly.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 13 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 05, 2009

BOULDER VENTURES IV (ANNEX), L.P.

By:	BV Partners IV, L.L.C.
Its:	General Partner

By:	/s/ Kyle Lefkoff Kyle Lefkoff, Managing Member

BOULDER VENTURES IV, L.P.

By:	BV Partners IV, LLC
Its:	General Partner

By:	/s/ Kyle Lefkoff Kyle Lefkoff, Managing Member

BV PARTNERS IV, LLC

By:	/s/ Kyle Lefkoff Kyle Lefkoff, Managing Member

/s/ Josh E. Fidler

Josh E. Fidler

/s/	Andrew E. Jones

Andrew E. Jones

/s/	Kyle Lefkoff

Kyle Lefkoff

/s/	Lawrence M. Macks

Lawrence M. Macks

/s/	Peter Roshko

Peter Roshko
Exhibit(s):
A — Joint Filing Statement

Page 12 of 13 Pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of ARCA biopharma, Inc. is filed on behalf of each of us.
Dated: February 05, 2009

BOULDER VENTURES IV (ANNEX), L.P.

By:	BV Partners IV, L.L.C.
Its:	General Partner

By:	/s/ Kyle Lefkoff

Kyle Lefkoff, Managing Member

BOULDER VENTURES IV, L.P.

By:	BV Partners IV, LLC
Its:	General Partner

By:	/s/ Kyle Lefkoff

Kyle Lefkoff, Managing Member

BV PARTNERS IV, LLC

By:	/s/ Kyle Lefkoff

Kyle Lefkoff, Managing Member

/s/	Josh E. Fidler

Josh E. Fidler

/s/	Andrew E. Jones

Andrew E. Jones

/s/	Kyle Lefkoff

Kyle Lefkoff

/s/	Lawrence M. Macks

Lawrence M. Macks

/s/	Peter Roshko

Peter Roshko

Page 13 of 13 Pages